As filed with the Securities and Exchange Commission on August 9, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KELLY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-1510762
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

999 West Big Beaver Road

Troy, Michigan 48084

(248) 362-4444

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James M. Polehna

Vice President and Corporate Secretary

Kelly Services, Inc.

999 West Big Beaver Road

Troy, Michigan 48084

(248) 362-4444

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Craig A. Roeder

Baker & McKenzie LLP

300 East Randolph Street

Chicago, Illinois 60611

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Class A Common Stock, $1.00 par value	1,000,000 shares	$19.80	$19,800,000	$2,700.72

(1)	Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on August 6, 2013, as reported on the Nasdaq Global Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Kelly Services, Inc.

Direct Stock Purchase and

Dividend Reinvestment Plan

Kelly Services, Inc. is pleased to offer you the opportunity to participate in our Direct Stock Purchase and Dividend Reinvestment Plan, or the Plan. The Plan is designed to provide you with a convenient method to purchase shares of our Class A Common Stock, par value $1.00 per share, and to reinvest cash dividends in the purchase of additional shares.

The Plan is administered by Computershare Trust Company, N.A., an entity independent of, and not affiliated with, Kelly Services. The Plan Administrator, along with its designated affiliates, maintains records, prepares and sends account statements to participants, and performs other duties related to the Plan.

This prospectus relates to 1,000,000 shares of our Class A Common Stock to be offered for purchase under the Plan. Shares of Class A Common Stock are non-voting.

Shares of Class A Common Stock purchased under the Plan will be, at our option, newly-issued shares, shares held in our treasury or shares purchased in the open market by the Plan Administrator.

This prospectus contains a summary of the material provisions of the Plan and should be retained for future reference.

Our Class A Common Stock is traded on the Nasdaq Global Market under the symbol “KELYA.” The average of the high and low prices of the Class A Common Stock as reported on the Nasdaq Global Market on August 6, 2013 was $19.80 per share.

Investing in our Class A Common Stock involves risks that are referenced in “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2013.

Information About Kelly Services

Founded by William R. Kelly in 1946, Kelly Services, Inc. has delivered pioneering workforce solutions to customers in a variety of industries throughout our 67-year history. Our range of solutions and geographic coverage has grown steadily over the years to match the expanding needs of our customers.

We have evolved from a United States-based company concentrating primarily on traditional office staffing into a global workforce solutions company with a breadth of specialty businesses. We currently assign professional and technical employees in the fields of creative services, education, legal and health care — while ranking as one of the world’s largest scientific staffing providers, and among the leaders in information technology, engineering and financial staffing. These specialty service lines complement our traditional expertise in office services, contact center, light industrial, and electronic assembly staffing. We also offer innovative talent management solutions for our customers including business process outsourcing, consulting, recruitment process outsourcing, career transition and talent supply chain management services.

Kelly Services is a Delaware corporation with its principal executive offices located at 999 West Big Beaver Road, Troy, Michigan 48084. Our telephone number is (248) 362-4444.

Key Features of the Plan

Enrollment: If you currently own Class A Common Stock registered in your name, you may participate in the Plan by completing and returning an Enrollment Form. If you own Class A Common Stock, but your shares are currently held by a bank or broker in their name (i.e., “street name”), first you will need to register the shares in your name and then complete an Enrollment Form.

If you currently do not own any shares of Class A Common Stock, you can participate by making an initial cash investment of at least $250 to purchase Class A Common Stock. Alternatively, you may authorize the monthly investment feature and initiate your investment with only $50 and a commitment for at least five sequential purchases of Class A Common Stock.

Additional Investments: Once you have enrolled, you may make additional investments in any amount from $25 up to a maximum of $10,000 per transaction not to exceed $100,000 per year by check, or through automatic monthly deductions from a qualified U.S. bank account.

Dividend Reinvestments: You can reinvest all or a portion of your cash dividends in additional shares of Class A Common Stock, or the Plan Administrator will remit any cash dividends to you either by check or by automatic deposit to a U.S. bank account you designate. You may change your reinvestment election at any time.

Safekeeping of Shares: All shares of Class A Common Stock purchased through the Plan will be held by the Plan Administrator in book-entry form in your account. If you hold Class A Common Stock certificates outside of the Plan, you may deposit those certificates for safekeeping with the Plan Administrator and those shares will be reflected in your Plan account.

Sale of Shares: The Plan provides you with the ability to sell all or any portion of Class A Common Stock held in the Plan in book-entry form. You may also request to receive a certificate for these shares and sell the shares outside the Plan.

Fees: There are certain enrollment, investment, trading and sales fees associated with the Plan.

More Information: For more information about the Plan, please call the Plan’s toll free number, (866) 249-2607, or see our website at kellyservices.com.

Information About the Plan

1.	How does a Kelly Services shareholder enroll in the Plan?

If you are already a Kelly Services shareholder of record (i.e., if you own shares that are registered in your name, not your broker’s), you may enroll in the Plan on line, by telephone, or by completing and returning an Enrollment Form to the Plan Administrator.

2.	I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate?

If you currently own shares of Kelly Services stock that are held on your behalf by a bank or broker (i.e., “street name”), you will need to arrange with your bank or broker to have at least one share registered directly in your name in order to be eligible to participate in the Plan. Once the shares are registered in your name, you can enroll on line, by telephone, or complete an Enrollment Form. Alternatively, you may enroll in the Plan in the same manner as someone who is not currently a shareholder.

3.	I am not currently a shareholder. May I participate in the Plan?

You can make an initial cash investment in the Plan for as little as $250 but not more than $10,000. Your initial investment can be made:

Via on-line enrollment by:

Authorizing one deduction (minimum of $250) from your U.S bank account;

Authorizing a minimum of five monthly $50 automatic deductions from your U.S. bank account; or

Opening your account on-line and sending to the Plan Administrator your initial investment of $250 or more by check payable to Kelly Services, Inc./Computershare Trust Company, N.A.

Using the Enrollment Form and:

Making one payment (minimum of $250) by check payable to Kelly Services, Inc./Computershare Trust Company, N.A. or by authorizing a deduction from your U.S. bank account; or

By authorizing a minimum of five monthly $50 automatic deductions from your U.S. bank account.

4.	Are there fees associated with enrollment?

Participation in the Plan is subject to the following fees. These fees may change at any time and you will be notified of any changes.

Cost to Participants

One-time enrollment fee in direct purchase plan	$5.00	*

Fee for the purchase of shares including the reinvestment of dividends	$0.00

Fees for the Sale of Shares

Fee on each batch order sale of shares (full or partial)	$15.00
Fee on each market order sale of shares (full or partial)	$25.00
Fee on each day limit order sale of shares (full or partial)	$25.00
Fee on each good-til-canceled order sale of shares (full or partial)	$25.00
Sales requests processed over the telephone by a customer service representative	$15.00
Trading fees on all sales of shares (per share)	$0.12

*	If you are not a record holder, this enrollment fee will apply and will be deducted from your initial investment.

5.	Who may participate in the Plan?

All U.S. citizens are eligible to participate, whether or not they are currently shareholders. Foreign citizens are eligible to participate as long as their participation would not violate any laws in their home countries.

6.	What types of payments are acceptable?

All payments must be in U.S. funds and drawn on a U.S. bank. Cash, money orders, traveler’s checks or third party checks will not be accepted.

7.	What are the minimum and maximum amounts for additional investments?

The minimum amount for additional investments is $25 per transaction and the maximum amount per transaction is $10,000 not to exceed $100,000 during any calendar year.

8.	How do I make an additional investment?

If you already own Class A Common Stock and are enrolled in the Plan and want to make additional purchases, you can authorize an individual automatic deduction from your U.S. bank account or send a check to the Plan Administrator for each purchase. If you choose to submit a check, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the statement. If you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your bank account. Additional cash purchases are subject to a minimum purchase requirement of $25 per transaction and a maximum of $10,000 per transaction not to exceed $100,000 annually.

9.	May I have additional investments automatically deducted from my bank account?

You may authorize automatic monthly deductions from your U.S. bank account by completing and returning a direct debit authorization form, or you may submit a request online at computershare.com/investor. Initial set-up, changes and terminations to the automatic deduction will be made as soon as practicable. Once effective, funds will be deducted from your designated account on the 15th day of each month, or the next business day if the 15th is not a business day.

10.	Will I be charged fees for additional investments?

No. Any service fees or trading fees for purchases after the initial purchase will be paid for by Kelly Services.

11.	How are payments with “insufficient funds” handled?

If the Plan Administrator does not receive a payment because of insufficient funds or incorrect draft information, the requested purchase will be deemed void, and the Plan Administrator will immediately remove from your account any shares purchased in anticipation of receiving such funds. If the net proceeds from the sale of such shares are insufficient to satisfy the balance of the uncollected amounts, the Plan Administrator may sell additional shares from your account as necessary to satisfy the uncollected balance.

In addition, an “insufficient funds” fee of $35.00 will be charged. The Plan Administrator may place a hold on the Plan account until the “insufficient funds” fee is received from you, or may sell shares from your account to satisfy any uncollected amounts.

12.	When will shares be purchased?

The Plan Administrator will generally buy shares on Friday of each week (or the next business day) if your funds are received no later than one business day before that day.

13.	What is the price of shares purchased under the Plan?

The purchase price for shares purchased by the Plan Administrator in the open market will be the average weighted price per share paid by the Plan Administrator for all purchases made that week for Plan participants. The purchase price for shares purchased from or sold to Kelly Services will be the average of the high and low sales price reported on the Nasdaq Global Market for the day of the transaction.

For automatic monthly purchases, shares will be purchased on the next investment date after the 15th.

The Plan Administrator will use your investment to purchase as many full shares as possible and will use any amount remaining to purchase a fraction of a share.

14.	Must my dividends be reinvested automatically?

No. You may elect full, partial or no reinvestment of your dividends by completing the appropriate enrollment form obtained from the Plan Administrator. Unless you make an election, all cash dividends on shares you hold outside of the Plan will be paid to you, and dividends on shares in your Plan account will be reinvested automatically in additional shares of Class A Common Stock. If you choose partial reinvestment, you must specify the number of whole shares in your account on which you would like to receive cash payments for dividends.

15.	When will my dividends be reinvested and at what price?

The reinvestment of your dividends will generally be completed within one week of the dividend payment date. The price of shares purchased with the dividends will be the weighted average price of all shares purchased with reinvested dividends.

16.	What is the source of Kelly Services stock purchased through the Plan?

At our option, share purchases will be made in the open market or directly from Kelly Services. Share purchases on the open market may be made on any stock exchange where Class A Common Stock is traded or by negotiated transactions on such terms as the Plan Administrator may reasonably determine. Neither we nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the Plan Administrator.

17.	How do I sell my shares?

You may request that the Plan Administrator sell shares credited to your Plan account in the manners described below:

•

Market Order: A market order is a request to sell securities promptly at the current market price. Market order sales are only available at www.computershare.com/investor, through Investor Centre, or by calling the Plan Administrator directly at 1-866-249-2607. Market order sale requests received at www.computershare.com/investor, through Investor Centre, or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m., Eastern Time). Any orders received after 4:00 p.m., Eastern Time, will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor through Investor Centre or call the Plan Administrator directly at 1-866-249-2607. If your market order sale was not filled and you still want the shares sold, you will need to re-enter the sale request. The price shall be the market price of the sale obtained by the Plan Administrator’s broker, minus a trading fee of $0.12 per share sold. Each market order sale will also incur a service fee of $25.

•

Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales. The Plan Administrator will seek to sell shares in round lot (100 shares) transactions. For this purpose the

Plan Administrator may combine each selling Plan participant’s shares with those of other selling participants. In every case of a batch order sale, the proceeds to each selling Plan participant for each share sold will be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Plan Administrator and executed by the broker, minus a trading fee of $0.12 per share sold. Each batch order sale will also incur a service fee of $15.

•

Day Limit Order: A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after market hours, the next day the market is open). Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor through Investor Centre or by calling the Plan Administrator directly at 1-866-249-2607. Each day limit order sale will incur a service fee of $25 and a trading fee of $0.12 per share sold.

•

Good-Til-Cancelled (GTC) Limit Order: A GTC limit order is an order to sell securities when and if the securities reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of securities being sold and current trading volume in the securities, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor through Investor Centre or by calling the Plan Administrator directly at 1-866-249-2607. Each GTC limit order sale will incur a service fee of $25 and a trading fee of $0.12 per share sold.

The Plan Administrator generally supports the sales options set forth above. All sales options, however, may not be available at all times.

If you prefer, you can withdraw shares from the Plan, at no cost to you, and sell them through a broker of your own choosing. Shares will normally be mailed to you within two business days of receipt of your instructions. If you sell a portion of your shares, the Plan Administrator will continue to reinvest the dividends on the whole shares previously authorized by you.

All trading fees include any brokerage commissions Computershare is required to pay. An additional $15 will be charged if the assistance of a Customer Service Representative is required when selling shares.

The Plan Administrator may, for various reasons, require a transaction request to be submitted in writing. Participants should contact the Plan Administrator to determine if their particular request, including any sales request, must be submitted in writing. The Plan Administrator reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold (except for prices specified for day limit orders or GTC limit orders), and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of shares may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Plan Administrator to sell shares are binding and may not be rescinded.

If you elect to sell shares online at www.computershare.com/investor through Investor Centre, you may utilize the Plan Administrator’s international currency exchange service to convert your sale proceeds to your local currency prior to being sent to you. Receiving your sales proceeds in a local currency and having your check drawn on a local bank avoids the timely and costly ‘‘collection’’ process required for cashing U.S. dollar checks. This service is subject to additional terms and conditions and fees, which you must agree to online.

18.	How does the safekeeping service (book-entry shares) work?

All shares of Kelly Services stock that are purchased through the Plan will be held by the Plan Administrator and registered in book-entry form in your Plan account on the records of the Plan Administrator. If you hold Class A Common Stock certificates outside the Plan you may also, at any time, deposit those certificates for safekeeping with the Plan Administrator, and the shares represented by the deposited certificates will be included in book-entry form in your Plan account.

19.	How do I deposit my Kelly Services stock certificates with the Plan Administrator?

If you own shares of Class A Common Stock in certificated form, you may deposit your certificates for those shares with the Plan Administrator, free of charge. Stock certificates can be mailed to Computershare Trust Company, N.A. at 250 Royall Street, Canton, MA 02021, by USPS registered mail or by any overnight courier service, and properly insured.

20.	Are there any charges associated with this custodial service?

No. There is no cost to you either for having the Plan Administrator hold the shares purchased for you through the Plan or for having the Plan Administrator deposit into your account the stock certificates you hold.

21.	How can I receive a stock certificate?

Normally, stock certificates for shares purchased under the Plan will not be issued; rather shares will be registered in the name of the Plan Administrator or its nominee and credited to your Plan account. However, you may request a stock certificate by indicating your preference on the stub attached to your account statement and forwarding it to the Plan Administrator. There is no charge for this service. Stock certificates for fractional shares will not be issued under any circumstances.

22.	Can I transfer shares that I hold in the Plan to someone else?

Yes. You may transfer ownership of some or all of your Plan shares by sending the Plan Administrator written transfer instructions. Your signature must be “Medallion Guaranteed” by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the participant’s account.

You may transfer shares to new or existing Kelly Services shareholders. However, a new Plan account will not be opened for a transferee as a result of a transfer of less than one full share. If you are opening a new Plan account for a transferee, you must include an Enrollment Form with the transfer instructions. If no indication is given, the new Plan account will be coded for full dividend reinvestment.

23.	How do I close my Plan account?

You may terminate your participation in the Plan either by giving notice to the Plan Administrator or by completing the appropriate section of your account statement and returning it to the Plan Administrator. The Administrator will continue to hold your shares in book-entry form unless you request a certificate for the number of whole shares held in your Plan account and a check for the value of any fractional shares, or have all of the shares in your Plan account sold for you as described above and pay applicable fees.

The Plan Administrator will send you your proceeds, without interest, or your certificates as soon as is practicable. If notice of termination is received near a record date for a Plan account whose dividends are to be reinvested, the Plan Administrator, in its sole discretion, may either distribute such dividends in cash or reinvest them in shares on your behalf. In the event reinvestment is made, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the investment is complete.

24.	Who administers the Plan?

The Plan is administered by Computershare Trust Company, N.A., with certain administrative duties performed by its designated affiliates. The Plan Administrator acts as agent for Plan participants and keeps records, sends statements and performs other duties relating to the Plan.

Purchase and sales of Class A Common Stock under the Plan are made by an independent broker-dealer acting as purchasing agent for Plan participants. To the extent required by applicable law in certain jurisdictions, shares offered under the Plan are offered through an independent broker-dealer.

25.	How do I contact the Plan Administrator?

Enrollment, purchase or sale of share requests and other transactions or services offered by the Plan should be directed to the Plan Administrator through the following:

Internet

You can enroll, obtain information and perform certain transactions on your account online at computershare.com/investor.

Telephone

Telephone shareholder customer service, including sale of shares, toll-free within the United States and Canada:

1-866-249-2607

International Telephone Inquiries:

1-781-575-2723

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

In Writing

You may also write to the Plan Administrator at one of the following addresses:

Computershare Trust Company, N.A.

P.O. Box 43006

Providence, RI 02940-3006

For overnight delivery services:

Computershare Trust Company, N.A.

250 Royall Street

Canton, MA 02021

Be sure to include your name, address, daytime phone number, Alternate ID number and a reference to Kelly Services, Inc. on all correspondence. When communicating with the Plan Administrator, you should have available your account number and taxpayer identification number.

26.	What kind of reports will be sent to participants in the Plan?

You will receive a quarterly statement of account activity. Supplemental account statements will be provided for any month in which you make a cash investment or deposit or transfer or withdraw shares. You will also receive transaction statements promptly after each sale of shares under the Plan. Each account statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and any applicable fees, as well as any activity associated with share deposits or withdrawals. The statement will also include specific cost basis information in accordance with applicable law. You should retain these statements in order to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

27.	How would a stock split or stock dividend affect my account?

Any shares resulting from a stock split or stock dividend paid on shares held in custody for you by the Plan Administrator will be credited to your book-entry position. Of course, you may request a certificate at any time for any or all of your shares.

28.-	Can I vote my Plan shares?

Under the Plan, participants may purchase only shares of Class A Common Stock. As a general rule, shares of Class A Common Stock are non-voting. As a result, you will generally not be sent a proxy statement in connection with meetings of Kelly Services shareholders, including the annual meeting, and will not be entitled to vote at those meetings.

Under the Delaware General Corporation Law, however, there are certain conditions where shares of Class A Common Stock would have a right to vote. Please refer to the section below entitled “Description of Capital Stock Voting” for more information on the limited voting rights of shares of Class A Common Stock. In that case, you will be sent a proxy statement, together with a proxy card. This proxy card, when duly signed and returned, will be voted as you indicate. Fractional shares will be aggregated and voted in accordance with the participant’s directions. If the proxy card is not returned or if it is returned unsigned, the shares will not be voted.

29.	Can the Plan be changed?

We may add to, modify or discontinue the Plan at any time. We will send you written notice of any significant changes.

Upon discontinuance of the Plan, we will return to you any uninvested automatic deductions from your bank account, any uninvested optional cash investments or initial investment, continue to keep your whole shares credited to your account in book-entry form free of charge and pay you in cash for any fractional shares credited to your account, less applicable fees.

The Plan Administrator also may terminate your Plan account if you do not own at least one whole share. In the event that your Plan account is terminated for this reason, a check for the cash value of the fractional share based upon the then-current market price, less any applicable fees and any other costs of sale will be sent to you and your account will be closed.

30.	What are the responsibilities of Kelly Services and the Plan Administrator?

Neither Kelly Services nor the Plan Administrator, Computershare Trust Company, N.A., will be liable for any act or omission to act, which was done in good faith, including any claim of liability arising out of the failure to cease reinvestment of dividends for a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment from a qualified representative of the deceased, the prices at which shares are purchased or sold for participants’ accounts, the times when purchases or sales are made, or fluctuations in the market value of shares

Participants should recognize that neither Kelly Services nor the Plan Administrator can promise a profit or protect against a loss on the Class A Common Stock purchased under the Plan.

Although the Plan provides for the reinvestment of dividends, the declaration and payment of dividends will continue to be determined by our Board of Directors at its discretion, depending upon future earnings, the financial condition of Kelly Services and other factors. The amount and timing of dividends may be changed, or the payment of dividends terminated, at any time without notice.

Risk Factors

Before investing in shares of our Class A Common Stock, you should carefully consider the specific risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended December 30, 2012 and in the other reports and documents we file with or furnish to the Securities and Exchange Commission, or SEC. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on how to obtain a copy of our Annual Report and such other reports and documents.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this prospectus are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, or which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or variations or negatives thereof or by similar or comparable words or phrases. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions by us that may be provided by management, including oral statements or other written materials released to the public, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company and economic and market factors in the countries in which we do business, among other things. These statements are not guarantees of future performance, and we have no specific intention to update these statements.

Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The principal important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to, competitive market pressures including pricing and technology introductions, changing market and economic conditions, our ability to achieve our business strategy, including our ability to successfully expand into new markets and service lines, material changes in demand from or loss of large corporate customers, impairment charges triggered by adverse industry or market developments, unexpected termination of customer contracts, availability of temporary workers with appropriate skills required by customers, liabilities for employment-related claims and losses, including class action lawsuits and collective actions, liability for improper disclosure of sensitive or private employee information, unexpected changes in claim trends on workers’ compensation and benefit plans, our ability to maintain specified financial covenants in our bank facilities, our ability to access credit markets and continued availability of financing for funding working capital, our ability to sustain critical business applications through our key data centers, our ability to effectively implement and manage our information technology programs, our ability to retain the services of our senior management, local management and field personnel, the impact of changes in laws and regulations (including federal, state and international tax laws), the net financial impact of the Patient Protection and Affordable Care Act on our business, and risks associated with conducting business in foreign countries, including foreign currency fluctuations. Certain risk factors are discussed more fully under “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s Quarterly Reports on Form 10-Q.

Federal Income Tax Consequences

You should consult with your tax advisor for a complete analysis of the tax consequences of participating in the Plan. Cash dividends reinvested under the Plan will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash, plus, in the case where shares are purchased on the open market, your allocable portion of the trading fees paid by us to purchase those shares. You will receive an annual statement from the Plan Administrator indicating the amount of reinvested dividends reported to the U.S. Internal Revenue Service as dividend income.

You will not realize a gain or loss for U.S. federal income tax purposes upon a transfer of shares to the Plan or the withdrawal of whole shares from the Plan. You will, however, generally realize a gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis thereof. In order to determine the tax basis for shares in your account, you should retain all account and transaction statements.

Plan participants who are non-resident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends paid on shares held in the Plan. The Plan Administrator is required to withhold from dividends paid the appropriate amount determined in accordance with Internal Revenue Service regulations. Where applicable, this withholding tax is determined by treaty between the U.S. and the country in which the participant resides. In addition, dividends paid on shares in Plan accounts are subject to the backup withholding provisions of the Internal Revenue Code. Accordingly, the amount of any dividends, net of the applicable withholding tax, will be credited to participant Plan accounts for investment in additional shares of Class A Common Stock.

Use of Proceeds

Kelly Services will receive proceeds from the purchase of Class A Common Stock pursuant to the Plan only to the extent that such purchases are made directly from it and not from open market purchases by the Administrator. Proceeds received by Kelly Services (the amount of which cannot be estimated) will be used for general corporate purposes.

Description of Capital Stock

This section contains a description of our capital stock. This description includes not only our Class A Common Stock, but also our Class B Common Stock, which affect the Class A Common Stock. This description summarizes some of the provisions of our Restated Certificate of Incorporation, a copy of which has been filed as Exhibit 3.1 with the Form 8-K filed with the SEC on May 8, 2009. If you want more complete information, you should read the provisions of our Restated Certificate of Incorporation that are important to you.

Our authorized capital stock consists of 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B Common Stock. As of August 6, 2013, we had outstanding 36,641,406 shares of Class A Common Stock and 3,474,460 shares of Class B Common Stock.

Rights to Dividends and on Liquidation

Each share of Class A Common Stock and Class B Common Stock is entitled to share equally in dividends when and as declared by our Board of Directors; provided that (i) no cash dividend payable on the shares of the Class B Common Stock can be declared unless the Board of Directors at the same time declares a cash dividend on the shares of the Class A Common Stock at a rate which is not less than the rate of the cash dividend payable on the shares of the Class B Common Stock (but a cash dividend may be declared on the Class A Common Stock without declaring a cash dividend on the Class B Common Stock), and (ii) no dividend payable in shares of the Class B Common Stock can be declared on the Class A Common Stock (but a dividend payable in shares of Class A Common Stock may be declared on the Class A Common Stock or the Class B Common Stock and a dividend payable in shares of Class B Common Stock may be declared on the Class B Common Stock). Upon liquidation, each share of Class A Common Stock and Class B Common Stock is entitled to share equally in our assets available for distribution to the holders of those shares.

Voting

All voting power is vested exclusively in the holders of Class B Common Stock. Except as otherwise required by the Delaware General Corporation Law, shares of Class A Common Stock have no voting rights. Under the Delaware General Corporation Law, under certain conditions shares of Class A Common Stock would have a right to vote on a proposal to amend our Certificate of Incorporation, a merger or consolidation of Kelly Services, a proposal to sell, lease or exchange all or substantially all of the assets of Kelly Services, or a proposal to voluntarily dissolve Kelly Services.

Conversion of Class B Common Stock

Each share of Class B Common Stock is convertible, at the option of the shareholder and at any time, into one share of Class A Common Stock.

Preemptive Rights

Holders of Class B Common Stock have the preemptive right to purchase additional shares of Class B Common Stock (or any other voting stock or any security convertible into voting stock) issued at anytime by Kelly Services. Holders of Class A Common Stock do not have preemptive rights to purchase additional securities if we issue additional securities.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 30, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware and our Restated Certificate of Incorporation and By-laws provide for indemnification of directors and officers and other persons in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Kelly Services pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Where You Can Find More Information

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the shares offered by this prospectus. This prospectus, which is part of the Registration Statement, omits certain information, exhibits, schedules and undertakings set forth in the Registration Statement. For further information pertaining to us and our Class A Common Stock, reference is made to that Registration Statement and the exhibits and schedules to the Registration Statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Kelly Services.

Our Class A Common Stock is quoted on the Nasdaq Global Market under the symbol “KELYA.”

General information about our company, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at kellyservices.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or other securities filings and is not a part of these filings.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede some of this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the shares covered by this prospectus or the sale of shares pursuant to this prospectus is terminated. The documents we incorporate by reference are:

•	our Annual Report on Form 10-K for the fiscal year ended December 30, 2012;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2013;

•	our Current Reports on Form 8-K filed with the SEC on May 9, 2013;

•	our definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2013; and

•

the description of our Class A Common Stock included in our Registration Statement on Form 8-A, as filed with the SEC on June 14, 1984, including any amendments or reports filed for the purpose of updating that description.

Information in Current Reports on Form 8-K furnished to the SEC, including under Item 2.02 or 7.01 of Form 8-K, prior to, on or subsequent to the date hereof is not being and will not be incorporated herein by reference. You may request a copy of these filings (other than an exhibit to any filing unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or calling us at the following address:

Kelly Services, Inc.
999 West Big Beaver Road
Troy, Michigan 48084
(248) 362-4444
Attention: James M. Polehna
Vice President and Corporate Secretary

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Registration Fee	$2,700
Printing and Distribution of Prospectus	10,000
Accountants’ Fees and Expenses	20,000
Legal Fees and Expenses	10,000
Miscellaneous Fees and Expenses	5,000

Total	$47,700

All amounts, other than the SEC Registration Fee, are estimated and subject to future contingencies.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article TWELFTH of the Registrant’s Restated Certificate of Incorporation provides that no director of the registrant will be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article VII, Sections 7 and 8, of the Registrant’s By-Laws provides that a director or officer, or former director or officer, of the Registrant, and each person who serves at the request of the Registrant as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and such person’s heirs, executors, and administrators, will be indemnified by the Registrant against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any action, suit or proceeding whether civil, criminal, administrative or investigative to which he or she may be made a party by reason of any alleged acts or omissions of such director or officer. The indemnification would only be provided if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

In addition, if such action or suit is one by or in the right of the Registrant, such person will not receive indemnification if he or she has been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Moreover, under Article VII, Section 9, of the Registrant’s By-Laws, to the extent that a director or officer of the registrant has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7 or 8 of Article VII, or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 145 of the General Corporation Law of the State of Delaware sets forth the applicable terms, conditions and limitations governing the indemnification of officers, directors and other persons.

In addition, the Registrant maintains directors’ and officers’ liability insurance for the benefit of its officers and directors.

ITEM 16.	EXHIBITS.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

5.1	Opinion of Peter W. Quigley, Esq.

23.1	Consent of Peter W. Quigley, Esq. (included in Exhibit 5.1 above)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24	Powers of Attorney (included on signature page)

99.1	Introduction Letter to Existing Shareholders

99.2	Introduction Letter to New Investors

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To deliver or cause to be delivered with the prospectus included in this Registration Statement, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a — 3 or Rule 14c — 3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described above in Item 15 — “Indemnification of Directors and Officers,” or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on this 8th day of August, 2013.

Kelly Services, Inc.

/s/ Patricia A. Little
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Kelly Services, Inc., hereby, severally constitute and appoint each of Patricia A. Little and James M. Polehna our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on this 6th day of August, 2013:

/s/ Carl T. Camden	President, Chief Executive Officer and Director
Carl T. Camden	(Principal Executive Officer)

/s/ Patricia A. Little	Executive Vice President and Chief Financial Officer
Patricia A. Little	(Principal Financial Officer)

/s/ Michael E. Debs	Senior Vice President and Chief Accounting Officer
Michael E. Debs	(Principal Accounting Officer)

/s/ Terence E. Adderley	Executive Chairman and Chairman of the Board of Directors
Terence E. Adderley

/s/ Carol M. Adderley	Director
Carol M. Adderley

/s/ Jane E. Dutton	Director
Jane E. Dutton

/s/ Maureen A. Fay	Director
Maureen A. Fay

/s/ Leslie A. Murphy	Director
Leslie A. Murphy

/s/ Donald R. Parfet	Lead Director
Donald R. Parfet

/s/ B. Joseph White	Director
B. Joseph White

/s/ Terrence B. Larkin	Director
Terrence B. Larkin

/s/ Conrad L. Mallett Jr.	Director
Conrad L. Mallett Jr.

/s/ Toshio Saburi	Director
Toshio Saburi

INDEX TO EXHIBITS

Exhibit No.	Description

5.1	Opinion of Peter W. Quigley, Esq.

23.1	Consent of Peter W. Quigley, Esq. (included in Exhibit 5.1 above)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24	Powers of Attorney (included on signature page)

99.1	Introduction Letter to Existing Shareholders

99.2	Introduction Letter to New Investors